Exhibit 99.1

YANDEX N.V.

AMENDED AND RESTATED 2007 SHARE OPTION PLAN

1.             Introduction.

(a)           This Amended and Restated 2007 Share Option Plan (the “Plan”) of Yandex N.V. (the “Company”) amends and restates in its entirety the Company’s 2007 Share Option Plan originally adopted on February 7, 2007 and amended as of October 11, 2007 (the “Original Plan”).

(b)           The Original Plan provided for the grant of options to purchase ordinary shares in the capital of the Company. Pursuant to a Deed of Amendment of the Company’s Articles of Association (the “Amendment”) to become effective concurrently with the effectiveness of this Plan (the “Amendment Date”), the Company is authorizing three new classes of ordinary shares: Class A ordinary shares, par value €0.01 per share (“Class A Shares”); Class B ordinary shares, par value €0.10 per share (“Class B Shares”); and Class C ordinary shares, par value €0.09 per share.  The Class A Shares and the Class B Shares are together referred to herein as “Shares”. Upon the effectiveness of the Amendment, every 10 ordinary shares issued and outstanding will convert and combine into one Class B Share (the “Combination”).

(c)           Each Option outstanding on the Amendment Date (each, an “Outstanding Option”) shall, following the Amendment Date, entitle the holder thereof to acquire either Class A Shares or Class B Shares, as provided herein, and the number of Shares issuable upon exercise thereof, and the Exercise Price thereof, shall be appropriately adjusted to give effect to the Combination.

(d)           Additional options may be granted under this Plan following the Amendment Date (“New Options”) for the acquisition of Class A Shares pursuant to the terms hereof. The Outstanding Options and New Options are together referred to herein as “Options”.

2.             Purpose.

The purpose of this Plan is to advance the interests of the Company’s shareholders by enhancing the ability of the Company and its subsidiaries (together, the “Group”) to attract, retain and motivate persons who are expected to make important contributions to the Group.  This Plan allows the Company to provide such persons with equity ownership opportunities and incentives that are intended to better align the interests of such persons with those of the Company’s shareholders.

3.             Eligibility.

All employees, officers, advisors and consultants of the Group and members of the Board of Directors (the “Board”) of the Company (the “Eligible Participants”) are eligible to be granted Options to purchase Shares under the Plan.  Each person who receives an Option under the Plan is called an “Optionee”.

4.             Administration of Plan.

The Plan will be administered by the Board or, if so resolved by the Board, the Compensation Committee thereof (the Board or the Compensation Committee, as the case may be, is referred to herein as the “Administrator”).  The Board shall have the authority to grant New Options, and the Administrator to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it deems advisable.  The Administrator may construe and interpret the terms of the Plan and any Options granted under the Plan.  The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option in the manner and to the extent it shall deem expedient to carry the Plan into effect.  All decisions by the Administrator shall be made in its sole discretion, and shall be final and binding on all persons having or claiming any interest in the Plan or in any Option.

5.             Number of Shares Available for Options.

Subject to adjustment under Section 7 (Adjustments for Changes in Shares and Certain Other Events), grants of Options (including Outstanding Options) may be made under the Plan for up to a maximum number of Shares equal to ten percent (10%) of the aggregate number of Class A Shares and Class B Shares issued and outstanding (by number) from time to time. If any Option expires or is terminated, surrendered or canceled without having been fully exercised, the unissued Shares covered by such Option shall again be available for the grant of New Options under the Plan.

6.             Share Options.

(a)           General. The Administrator may determine the number of Class A Shares to be covered by each New Option (together with Shares subject to Outstanding Options, the “Option Shares”), the exercise price per Share of each Option (the “Exercise Price”) and the conditions and limitations applicable to the exercise of each Option, as it considers necessary or advisable.  Each Option shall be evidenced by a Notice of Option Grant in a form approved by the Administrator (a “Notice of Grant”).  Each Notice of Grant may contain terms and conditions in addition to, or which modify, those set forth in the Plan.

(b)           Exercise Price.  The Exercise Price per Share of a New Option shall be the Fair Market Value (as defined below) of the Class A Shares on the date of grant.

(c)           Vesting.

(1)           Vesting Schedule.  Unless otherwise provided by the Administrator in a particular Notice of Grant, Options shall vest in installments over four (4) years, with four-sixteenths (4/16) of the Option Shares vesting on the last day of the 12th calendar month following the date of grant, and an additional one-sixteenth (1/16) of the Option Shares vesting on the last day of each third calendar month thereafter, until all such Option Shares are fully vested and exercisable. The Option Shares shall only vest if the Optionee continues to be an Eligible Participant at the time of each vesting date.  The right of exercise shall be cumulative, so that if the Option is not exercised to the maximum extent possible during any exercise period, it shall be exercisable, in whole or in part, with respect to all vested Shares not so purchased.

(2)           Accelerated Vesting.

(i)            If an Optionee ceases to be an Eligible Participant within three (3) months following the consummation of a Change of Control (as defined below) either (a) because of termination by the Optionee for Good Reason (as defined below) or (b) because of termination by the Group for any reason other than for Cause (as defined below), the Option(s) held by such Optionee shall become fully vested and immediately exercisable.

(ii)           For purposes of this Plan, the following terms shall have the following definitions:

“Good Reason” shall mean the occurrence of any of the following circumstances (unless expressly consented to in writing by the Optionee or corrected within thirty (30) days of notice to the Company that the Optionee intends to terminate his or her relationship with the Group for Good Reason as a result thereof): (a) a reduction in (i) the Optionee’s annual target gross compensation, (ii) the percentage of the Optionee’s target compensation that is fixed or (iii) the Optionee’s employee benefits as in effect on the date of the Change of Control (but excluding any reduction resulting merely from currency exchange fluctuations); (b) a requirement that the Optionee be based full time at a Group office more than eighty (80) kilometers from the Group office at which the Optionee is principally engaged immediately prior to the date of the Change of Control; (c) a material reduction in the position, duties or responsibilities of the Optionee as in effect on the date of the Change of Control; or (d) the failure by the Group to pay the Optionee any portion of his or her current compensation within seven (7) days of the date such compensation is due or any portion of his or her compensation under any deferred compensation program of the Group within thirty (30) days of the date such compensation is due.

“Cause” shall mean (a) an act of fraud, embezzlement or theft by the Optionee; (b) intentional wrongful damage by the Optionee to the property or business of the Group; (c) intentional wrongful disclosure by the Optionee of secret processes or confidential information of the Group; or (d) intentional failure or refusal of the Optionee to comply with the conditions of any employment, consulting or advisory agreement with a Group company, unless such failure or refusal to comply is required by applicable law.

“Change of Control” shall mean (a) the acquisition (other than by the Company and other than through a public offering) by any person, entity or group (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of the beneficial ownership of at least 50% of the voting power of the Company’s then-outstanding voting securities; (b) the approval by the shareholders of the Company of a reorganization, merger or consolidation as a result of which the shareholders of the Company immediately prior to such event do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated Company’s then-outstanding voting securities; (c) a liquidation or dissolution of the Company (other than pursuant to the Bankruptcy Act (Faillissementswet)); or (d) the sale of all or substantially all of the assets of the Company. A sale or other transfer by an existing shareholder of any of the shares in the Company to a person or entity that is part of the same group of which the shareholder is part, or a sale or other transfer by an existing shareholder of any of its shares in the Company to another existing shareholder, shall not constitute a Change of Control.

(d)           Exercise of Option.

(1)           Duration of Options.  Subject to the terms of the Plan, Options may be exercised by the Optionee within the period of ten (10) years from the date of grant (the “Term of Exercise”). Except as provided in subparagraphs (d)(3) and (f)(1) below, upon ceasing to be an Eligible Participant, the Optionee will have ninety (90) days to exercise the Option(s), provided that an Option shall be exercisable only to the extent that the Option was exercisable by the Optionee on the date the Optionee ceased to be an Eligible Participant.

(2)           Exercise Procedure.

(i)            Options may be exercised by delivery to the Company of a written notice of exercise (the “Notice of Exercise”) signed by the Optionee (or his or her authorized representative), substantially in the form of the Notice of Exercise attached to the Notice of Option Grant, or by any other form of notice (including electronic notice) approved by the Administrator, together with payment in full as specified in clause (e) (Payment upon Exercise) of Section 6 (Share Options) for the number of Option Shares for which the Option is exercised. Option Shares will be issued by the Company to the Optionee, by way of a written document or notarial deed as required by Dutch law or the Articles of Association of the Company, as soon as practicable following exercise.

(ii)           As a condition of exercise of any Option prior to the closing of an initial public offering and listing of the Class A Shares (or depositary shares representing such Class A Shares) on an internationally recognized stock exchange (the “IPO”), the Optionee (or the person to whom an Option is transferred by will or the laws of descent and distribution, if applicable) shall be required to become a party to the Amended and Restated Shareholders Agreement of the Company dated as of the Amendment Date, as further amended from time to time (the “Shareholders Agreement”), by executing a deed of adherence, in the form attached as Annex C to the Notice of Exercise.  Execution and delivery of such deed of adherence shall cause the Optionee to be bound by the terms and conditions of the Shareholders Agreement.

(iii)          The Company will not be obligated to issue any Shares pursuant to the Plan until (i) all conditions of the Option have been met to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (iii) the Optionee has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations, and (iv) with respect to any exercise of Options prior to the closing of an IPO, and any exercise of Options to acquire Class B Shares, whether before or after the closing of an IPO, the Optionee has become a party to the Shareholders Agreement by executing a deed of adherence.

(iv)          All exercises and purchases of Option Shares shall be subject to any necessary consents of the authorities in The Netherlands, the Russian Federation or elsewhere under statutes or regulations then in force and it shall be the responsibility of the Optionee to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

(3)           Exercise upon Death or Disability of Optionee.

(i)            If an Optionee dies or becomes Disabled (as defined below) prior to the expiration of the Term of Exercise, the Option shall be exercisable within the period of nine (9) months from the date of such death or disability, by the Optionee or by the person to whom the Option is transferred by will or laws of descent and distribution, as the case may be; provided that the Option shall be exercisable only to the extent that the Option was exercisable by the Optionee on the date of his or her death or disability. Notwithstanding the foregoing, at any time prior to an IPO, in lieu of issuing vested Shares upon any exercise of an Option following the death or disability of the Optionee, the Company may, at its option, provide to the Optionee (or his or her heir or estate, if applicable) cash in an amount equal to the aggregate Fair Market Value thereof minus the aggregate Exercise Price therefor.

(ii)           The Company (or its nominee) will have the right to repurchase all Option Shares issued upon an earlier exercise of an Option at a price per Share equal to the Fair Market Value thereof within the period of twelve (12) months from the date of death or disability of the Optionee.  The Optionee (or his or her heir or estate, if applicable) agrees to execute any sale and transfer documentation, by way of notarial deed, required in connection with such transfer. Notwithstanding the foregoing, such repurchase right of the Company shall terminate upon the closing of an IPO.

(iii)          For purposes of this Plan, “Disabled” shall mean having a physical or mental infirmity that impairs the Optionee’s ability to perform his or her duties for the Group for a period of one hundred eighty (180) consecutive days, and “date of disability” shall be the earlier of the 180th day of such disability or such date as may be agreed by the Optionee and the Administrator.

(iv)          For purposes of this Plan, “Fair Market Value” shall mean (A) at any time when the Class A Shares (or depositary shares representing such Class A Shares) are not publicly traded on an internationally recognized stock exchange, the price per Share most recently determined by the Board, in its sole discretion, to be the fair market value thereof, which determination shall be made at least once every six calendar months; and (B) at any time when the Class A Shares (or depositary shares representing such Class A Shares) are publicly traded on an internationally recognized stock exchange, the closing price thereof (as adjusted to account for the ratio of Class A Shares to such depositary shares, if necessary) on the date of such determination.

(e)           Payment Upon Exercise.  Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)           in cash (by check or wire transfer), payable to the order of the Company; or

(2)           if the Class A Shares (or depositary shares representing such Class A Shares) are then traded on an internationally recognized stock exchange, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price due and any required tax withholding, or (B) delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price due and any required tax withholding.

(f)            Cancellation; Repurchases.

(1)           Cancellation of Options; Repurchase of Issued Option Shares.  If (A) the Optionee’s relationship with the Group is terminated for Cause, (B) the Optionee’s relationship with the Group terminates for any reason and the Optionee thereafter assists a competitor of the Group in any way within one (1) year of such termination or (C) the Optionee discloses confidential information about the Group’s business or harms the Group’s reputation or public image by disparagement, then:

(i)            the right to exercise any Option shall immediately terminate and the Option shall be cancelled; and

(ii)           if such event occurs prior to the closing of the IPO, the Optionee shall promptly transfer to the Company (or its nominee) any Shares previously issued pursuant to an exercise of an Option in exchange for an amount equal to the original Exercise Price paid per Share.  The Optionee agrees to execute any sale and transfer documentation, by way of notarial deed, required in connection with such sale and transfer.

(2)           Company Right of Repurchase. In addition to the Company’s right of repurchase set forth in Section 6(f)(1) above, if the Optionee’s relationship with the Group terminates for any reason, the Company (or its nominee) shall have the right to repurchase any or all of the Shares acquired by the Optionee pursuant to the exercise of an Option not more than three (3) years prior to the termination of such relationship, at a price per Share equal to the Fair Market Value thereof. The Optionee agrees to execute any sale and transfer documentation, by way of notarial deed, required in connection with such transfer within sixty (60) days following termination of such relationship.  In addition, in lieu of issuing vested Shares upon any exercise of an Option following such termination, the Company may, at its option, provide to the Optionee cash in an amount equal to the aggregate Fair Market Value thereof minus the aggregate Exercise Price therefor.

(3)           Termination of Repurchase Rights. The repurchase rights of the Company set forth in paragraph (1)(ii) and paragraph (2) above shall terminate upon the closing of an IPO.

(g)           Provisions with Respect to Outstanding Options.

(1)           Adjustments to Outstanding Options.  Following the Amendment Date, each Outstanding Option will be exercisable for either Class B Shares or Class A Shares, as provided herein. The number of Shares subject to each such Outstanding Option and the Exercise Price thereof shall be appropriately adjusted to give effect to the Combination.  Other than as provided in this Section 6(g), each Outstanding Option shall remain in full force and effect and shall continue to be governed by the Plan.

(2)           Exercise Procedure for Outstanding Options. Outstanding Options may be exercised by delivery to the Company of a written Notice of Exercise signed by the Optionee (or his or her authorized representative) in the form of an amended Notice of Exercise to be approved by the Administrator, or by any other form of notice (including electronic notice) approved by the Administrator, together with payment in full as specified in Section 6(e) for the number of Shares for which the Outstanding Option is exercised.  The following provisions shall apply with respect to the class of Shares to be issued upon any such exercise:

(i)            Exercise for Immediate Sale.  In the event that an Optionee wishes to exercise an Outstanding Option and immediately sell the Shares issuable upon such exercise, the Optionee shall so indicate on the Notice of Exercise, and the Company shall issue Class A Shares upon such exercise.

(ii)           Exercise other than for Immediate Sale.  In the event that an Optionee wishes to exercise an Outstanding Option and does not intend immediately to sell the Shares issuable upon such exercise, the Optionee shall be entitled to receive either Class A Shares or Class B Shares upon such exercise, and shall provide appropriate instructions in the Notice of Exercise as to the class of Shares to be issued.

7.             Adjustments for Changes in Shares and Certain Other Events.

(a)           Changes in Capitalization.  In the event of any share split, reverse share split, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, (i) the number and class of securities available under this Plan and (ii) the number and class of securities and Exercise Price per Share of each outstanding Option shall be equitably adjusted by the Company (or substituted Options may be made, if applicable) in the manner determined by the Board.

(b)           Change of Control.  In connection with a Change of Control, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Options on such terms as the Board determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to an Optionee, provide that the Optionee’s unexercised Options will terminate immediately prior to the consummation of such Change of Control unless exercised by the Optionee within a specified period following the date of such notice, (iii) provide that outstanding Options shall become exercisable, realizable, or deliverable, or restrictions applicable to an Option shall lapse, in whole or in part, prior to or upon such Change of Control, (iv) in the event of a Change of Control under the terms of which holders of Shares will receive upon consummation thereof a cash payment for each share surrendered in the Change of Control (the “Acquisition Price”), make or provide for a cash payment to an Optionee equal to the excess, if any, of (A) the Acquisition Price times the number of Shares subject to the Optionee’s Options (to the extent the Exercise Price does not exceed the Acquisition Price) over (B) the aggregate Exercise Price of all such outstanding Options and any applicable tax withholdings, in exchange for the termination of such Options, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (if applicable, net of the Exercise Price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.  In taking any of the actions permitted under this Section 7(b), the Board shall not be obligated by the Plan to treat all Options, all Options held by an Optionee, or all Options of the same type, identically.

For purposes of clause 7(b)(i) above, an Option shall be considered assumed if, following consummation of the Change of Control, the Option confers the right to purchase, for each Share subject to the Option immediately prior to the consummation of the Change of Control, the consideration (whether cash, securities or other property) received as a result of the Change of Control by holders of Shares for each Share held immediately prior to the consummation of the Change of Control (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received as a result of the Change of Control is not solely shares of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of shares of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per Share consideration received by holders of outstanding Shares as a result of the Change of Control.

8.             General Provisions Applicable to Options.

(a)           Transferability of Options.

(1)           Except as the Administrator may otherwise provide in a Notice of Grant or in any other agreement between an Optionee and the Company, and other than a transfer pursuant to the Optionee’s will or the laws of descent and distribution, the Optionee shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, any Option or any interest therein.

(2)           Class A Shares purchased upon exercise of an Option may be transferred only (i) if the Company’s Class A Shares (or depositary shares representing such Class A Shares) are publicly traded on a recognized international stock exchange and there are no other restrictions on the sale of Class A Shares or (ii) fifty percent (50%) or more of the voting power of the Shares are sold to a third-party buyer in one or a series of related transactions, in which case the Optionee shall have the right to participate in such sale pro-rata with the other shareholders of the Company if such third-party buyer elects to offer to purchase such Option Shares.  Any transfer of Shares pursuant to clause (ii) above shall be executed by way of a notarial deed if so required.

(3)           Class B Shares may only be transferred as provided in the Articles of Association of the Company.

(b)           Discretion.  The terms of each Option need not be identical, and the Administrator need not treat Optionees uniformly. The Administrator may at any time provide that any Option shall become immediately exercisable in full or in part, free of some or all restrictions or conditions.

(c)           Withholding.  The fiscal and social security consequences (both employer (where applicable) and employee) arising from accepting the grant of an Option or exercising an Option shall be borne by the Optionee.  Where in relation to Options granted, the Group is liable, or in accordance with current practice is believed to be liable, under any statute or regulation or is otherwise to account to any revenue or other authority for sums in respect of any tax or social security liability of the Optionee, then it may impose such conditions upon the exercise of the Option as are necessary to ensure that it is able to meet such liabilities, including if necessary a condition that no exercise may take place unless the Group has been provided by the Optionee with cash funds sufficient to meet any withholding requirement in any jurisdiction.  As an alternative to the Optionee providing such cash funds, he or she may enter into arrangements acceptable to the Administrator to secure that such cash funds are available (whether by authorizing the sale of some or all of the Option Shares on his/her behalf and the payment to the Group of the relevant amount of the proceeds of the sale, or otherwise).

(d)           Amendment of Options.

(1)           The Administrator may amend, modify or terminate any outstanding Option, including, but not limited to, substituting therefor another Option of the same or a different type, or changing the date of exercise or realization.  The Optionee’s consent to such action shall be required unless (i) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Optionee’s rights under the Plan or (ii) the change is permitted under Section 7.

(2)           The Administrator may amend any outstanding Option granted under the Plan to provide an Exercise Price per Share that is lower than the then-current Exercise Price per Share of such outstanding Option.  The Administrator may also cancel any outstanding award (whether or not granted under the Plan) and grant in substitution therefor new Options under the Plan covering the same or a different number of Shares and having an Exercise Price per Share lower than the then-current Exercise Price per Share of the cancelled award.

(e)           Agreement in Connection with Public Offering. Each Optionee agrees, in connection with the IPO, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any Shares held by such Optionee (other than those Shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of up to 180 days from the closing of such public offering, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

(f)            Failure to Transfer Shares.  Any failure on the part of an Optionee (or his or her estate, as the case may be) to transfer any Shares to the Company (or its nominee) as may be required pursuant to the terms of this Plan, and to execute such notarial deed(s) as may be required in connection therewith, shall result in a cash penalty payable by the Optionee (or his or her estate, as the case may be) to the Company of an amount equal to the aggregate then-current Fair Market Value of the Shares subject to such transfer.

9.             Miscellaneous.

(a)           No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving an Optionee the right to continued employment or any other relationship with the Group.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with an Optionee free from any liability or claim under the Plan, except as expressly provided in the applicable Option.

(b)           No Rights As Shareholder.  Subject to the provisions of the applicable Option, no Optionee or designated beneficiary of an Optionee shall have any rights as a shareholder with respect to any Shares to be distributed with respect to an Option until becoming the record holder of such Shares.

(c)           Term of Plan.

(1)           The Plan was originally adopted on February 7, 2007 and was amended on October 11, 2007, and was further amended and restated in the form hereof on the Amendment Date.  No Options shall be granted under the Plan after October 11, 2017, but Options previously granted may extend beyond that date and be governed by the provisions of the Plan.

(2)           Prior to October 11, 2017, the Board may at any time resolve to terminate the Plan and that no further Options will be granted under the Plan, but Options previously granted may extend beyond that date and be governed by the provisions of the Plan.

(d)           Amendment of Plan.  Subject to any shareholder approval requirements under the rules of any stock exchange that are applicable to the Company at any time, the Board may amend or suspend the Plan or any portion thereof at any time. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 9(d) shall apply to, and be binding on the holders of, all Options outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Optionees under the Plan.

(e)           Authorization of Sub-Plans.  The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions.  The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s or the Compensation Committee’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable.  All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Optionees within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Optionees in any jurisdiction which is not the subject of such supplement.

(f)            Governing Law.  The provisions of the Plan and all Options made hereunder shall be governed by and interpreted in accordance with the laws of The Netherlands, without giving effect to the conflicts of law principles thereof.

(g)           Disputes.  All disputes arising in connection with the provisions of this Plan shall be settled in accordance with the arbitration rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut).  The arbitral tribunal shall be composed of three (3) arbitrators.  The place of arbitration shall be Amsterdam, The Netherlands. The arbitral proceedings shall be conducted in the English language.  The arbitral tribunal shall decided according to the rules of law.

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